EXHIBIT 3.2

CERTIFICATE OF DESIGNATION

OF

PREFERRED STOCK

OF

j2 GLOBAL, INC.

j2 Global, Inc., a Delaware corporation (the “Corporation”), certifies that pursuant to the authority contained in Article Fourth of its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation, by unanimous written consent dated December 30, 2013, adopted the following resolution, which resolution remains in full force and effect on the date hereof:

RESOLVED, that the Board of Directors of j2 Global, Inc., a Delaware corporation (the “Corporation”), does hereby designate 20,000 shares of preferred stock, par value $0.01 per share, of the Corporation as Series B Preferred Stock, with the powers, preferences and rights, and the qualifications, limitations and restrictions set forth on Annex A as follows:

Section 1. Designation.  The distinctive serial designation of the series is “Series B Preferred Stock” (“Series B”).  Each share of Series B shall be identical in all respects to every other share of Series B.

Section 2. Number of Shares.  The number of shares of Series B shall be 20,000.  Such number may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares of Series B then outstanding) by the Board of Directors of the Corporation.

Section 3. Definitions.  As used herein with respect to Series B:

(a) “Affiliate” of any Person means those other Persons that, directly or indirectly, control, are controlled by or are under common control with such Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”), as applied to any Person, means the possession, directly or indirectly, of (i) ownership or control of, or power to vote, 25% or more of the outstanding shares of any class of voting securities of such Person or (ii) control, in any manner, over the election of a majority of the directors, trustees or general partners (or individuals exercising similar functions) of such Person.

(b) “Applicable Redemption Price” means: (i) in the event the redemption occurs in connection with a Liquidity Event, a price per share of Series B equal to a portion of the enterprise value for Ziff Davis, LLC (or its successor) implied by such transaction (in the case of a Liquidity Event within the meaning of clause (i) or (ii) of the definition thereof), the trading price for the Ziff Davis, LLC (or successor) equity interests over a measuring period following the spin-off (in the case of a Liquidity Event within the meaning of clause (iii) thereof), or the initial public offering price (in the case of a Liquidity Event within the meaning of clause (iv) thereof), in each case that would be attributable to the Reference Percentage with respect to such share of Series B and assuming that the Redemption Cap Amount of all then outstanding shares of Series A Preferred Stock and the then Outstanding Notional Senior Preferred Amount and Outstanding Notional Preferred Amount represented obligations of Ziff Davis, LLC (or its successor) senior to the Series B; and (ii) in the event of a redemption by the Corporation pursuant to Section 6(b) not in connection with a Liquidity Event, the Fair Market Value. All determinations with respect to the Applicable Redemption Price, including, without limitation, whether a redemption is in connection with a Liquidity Event, the enterprise value of Ziff Davis, LLC implied by any Liquidity Event, the portion thereof that would be attributable to the Reference Package, and the appropriate adjustment to be made to any value implied by a transaction, spin-off or initial public offering to account for the Series A Preferred Stock, the Outstanding Notional Senior Preferred Amount and the Outstanding Notional Preferred Amount, shall be determined by the Board of Directors of the Corporation in its sole good faith judgment.

(c) “Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

(d) “Fair Market Value,” as of any particular time, means the fair market value of a percentage common membership interest in Ziff Davis, LLC as of such time equal to the Reference Percentage and assuming that the Redemption Cap Amount of all then outstanding shares of Series A Preferred Stock and the then Outstanding Notional Senior Preferred Amount and Outstanding Notional Preferred Amount represented obligations of Ziff Davis, LLC (or its successor) senior to the Series B, as determined in the sole good faith judgment of the Board of Directors of the Corporation.

(e) “j2 Available Assets,” as of any particular time, means the amount, expressed in U.S. dollars, equal to the assets of the j2 Group legally available for distribution to the holders of the Corporation’s capital stock as of such time, as determined by the Board of Directors of the Corporation in its sole good faith judgment.

(f) “j2 Group” means the Corporation and its subsidiaries (together with any of their predecessors or successors) other than the ZD Group.

(g) “Junior Stock” means the Common Stock and any other class or series of capital stock or any securities convertible into shares of any class or series of capital stock of the Corporation hereafter authorized over which Series B has preference or priority in the distribution of assets on any liquidation, dissolution or winding up of the Corporation (but only in an amount up to the ZD Available Assets as of the relevant time).

(h) “Liquidity Event” means (i) a sale of at least a majority of the equity interests in Ziff Davis, LLC (or its successor), whether by merger of Ziff Davis, LLC, sale of such equity interests or similar transaction, to a Person other than the Corporation or one of its Affiliates, (ii) a sale of all or substantially all of the assets of the ZD Group to a Person other than the Corporation or one of its Affiliates, (iii) any distribution of at least a majority of the equity interests in Ziff Davis, LLC (or its successor) to the holders of Common Stock or any similar transaction or (iv) the consummation of an initial public offering of equity interests of Ziff Davis, LLC (or its successor) representing at least 20% of its common equity interests after giving effect to such offering; provided that, for the avoidance of doubt, a Liquidity Event shall not be deemed to have occurred by virtue of any such transaction occurring with respect to the j2 Group or any member thereof.

(i) “Maximum Distribution,” as of any particular time, means the lesser of (i) the j2 Available Assets at such time and (ii) the Minority Portion of the ZD Available Assets at such time.

(j) “Merger” means the merger of Ziff Davis, Inc. with and into Ziff Davis, LLC, with Ziff Davis, LLC surviving the merger.

(k) “Minority Portion,” as of any particular time, means the sum of the Reference Percentages with respect to all outstanding shares of Series B at such time.

(l) “Outstanding Notional Preferred Amount,” as of any particular time, means the notional amount of $202,081,651.04.  Such notional amount shall be increased at the annual rate of 15% of such amount, compounded quarterly, on March 31, June 30, September 30 and December 31 of each year with respect to the quarterly period (or portion thereof) ending on the date preceding such quarterly period end date.  The amount for any given quarterly period shall be computed by dividing the annual 15% rate by four. Such notional amount shall be reduced by the amount of any distributions by Ziff Davis, LLC to the Corporation in respect of such notional amount prior to the applicable time.

(m) “Outstanding Notional Senior Preferred Amount,” as of any particular time, means the notional amount of $107,133,180.64.  Such notional amount shall be increased at the annual rate of 9.05% of such amount, compounded quarterly, on March 31, June 30, September 30 and December 31 of each year with respect to the quarterly period (or portion thereof) ending on the date preceding such quarterly period end date.  The amount for any given quarterly period shall be computed by dividing the annual 9.05% rate by 4. Such notional amount shall be reduced by the amount of any distributions by Ziff Davis, LLC to the Corporation in respect of such notional amount prior to the applicable time.

(n) “Parity Stock” means any class or series of capital stock or any securities convertible into shares of any class or series of capital stock of the Corporation that ranks on a parity with Series B in the distribution of assets on any liquidation, dissolution or winding up of the Corporation (but only in an amount up to the ZD Available Assets, as of the relevant time).

(o) “Person” means an individual, a corporation, a general or limited partnership, a limited liability company, a joint stock company, an association, a trust or any other entity or organization, including a government, a political subdivision or an agency or instrumentality thereof.

(p) “Redemption Cap Amount” means the Redemption Cap Amount of the Series A Preferred Stock as defined in the Certificate of Designations of the Series A Preferred Stock.

(q) “Reference Percentage,” with respect to each share of Series B, means 0.00050025%, representing a notional percentage membership interest in Ziff Davis, LLC, as such percentage may be adjusted from time to time by the Board of Directors of the Corporation, in its sole good faith judgment, to reflect the fair market value of additional contributions by the Corporation to Ziff Davis, LLC, or under such other circumstances as the Board of Directors determines appropriate in its sole good faith judgment to reflect the economic substance of any other event or circumstance.

(r) “Senior Stock” means the Series A Senior Preferred Stock and any other class or series of capital stock or any securities convertible into shares of any class or series of capital stock of the Corporation that ranks prior to Series B in the distribution of assets on any liquidation, dissolution or winding up of the Corporation (but only in an amount up to the ZD Available Assets as of the relevant time).

(s) “Series A Preferred Stock” means the preferred stock, par value $0.01 per share, of the Corporation designated as Series A Preferred Stock.

(t) “ZD Available Assets,” as of any particular time, means the amount, expressed in U.S. dollars, equal to (i) the assets of the ZD Group legally available for distribution to the Corporation, as determined by the Board of Directors of the Corporation in its sole good faith judgment, less (2) the then-current Outstanding Notional Senior Preferred Amount.

(u) “ZD Group” means Ziff Davis, LLC and its subsidiaries after the effective time of the Merger (together with any of their predecessors or successors).

(v) “Ziff Davis, LLC” means Ziff Davis, LLC, a Delaware limited liability company.

(w) “Ziff Davis, Inc.” means Ziff Davis, Inc., a Delaware corporation.

Section 4. Dividends.

(a) Participating Dividends.  In the event that Ziff Davis, LLC declares or pays any dividends or distributions on its membership interests (other than the ZD Permitted Distributions (as defined below)), the Corporation shall also declare and pay in respect of each share of Series B, at the same time that Ziff Davis, LLC declares and pays such dividends or distributions to the holders of the membership interests in Ziff Davis, LLC, a dividend of the same type as any such dividend or other distribution, whether cash, in kind or other property, payable or to be made on outstanding membership interests in Ziff Davis, LLC equal to the amount of such dividend or other distribution as would be made on a percentage common membership interest in Ziff Davis, LLC equal to the Reference Percentage; provided that any such distribution will only be made to the extent that the aggregate amount of such distributions does not exceed the Maximum Distribution at such time.

(b) Definition of ZD Permitted Distributions.  As used herein, “ZD Permitted Distributions” shall mean:

(i) priority distributions to the extent of the amount of any additional capital contribution or any dividends with respect thereto made by any member of the j2 Group to Ziff Davis, LLC following the Merger;

(ii) priority distributions to the extent of the Outstanding Notional Senior Preferred Amount; and

(iii) priority distributions to the extent of the Outstanding Notional Preferred Amount and to the extent of an amount equal to the Redemption Cap Amount of all shares of Series A Preferred Stock then outstanding and any dividends with respect thereto (provided that if the Corporation redeems any shares of Series A Preferred Stock, the Corporation shall reduce the Outstanding Notional Preferred Amount by a proportionate amount).

Section 5. Liquidation Rights.

(a) Liquidation.  Except as described in this Section 5, the holders of Series B shall have no right to a distribution of ZD Available Assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (a “Liquidation Event”).  Upon the occurrence of a Liquidation Event, the Corporation will first pay or provide for the payment of the debts and other liabilities of the Corporation.  Thereafter, holders of Series B shall be entitled, before any distribution or payment out of the ZD Available Assets may be made to or set aside for the holders of any Junior Stock but after the payment in full of the liquidation preference of any Senior Stock, to receive in full in respect of each share of Series B an amount equal to the Fair Market Value of each such outstanding share of Series B; provided that any such distribution will only be made to the extent that the aggregate amount of such distributions does not exceed the Maximum Distribution at such time.

(b) Partial Payment.  If the Minority Portion of the ZD Available Assets is insufficient to pay in full the Fair Market Value to all holders of Series B and the liquidation preference to all holders of any Parity Stock, the amounts paid to the holders of Series B and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences of Series B and all such Parity Stock.

(c) Merger, Consolidation and Sale of Assets Not Liquidation.  For purposes of this Section 5, the merger or consolidation of the Corporation with any other corporation or entity, including a merger in which the holders of Series B receive cash or property for their shares, or the sale of all or substantially all of the assets of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

Section 6. Redemption.

(a) Mandatory Redemption.  At any time after January 2, 2019, upon the occurrence of a Liquidity Event (such date, the “Mandatory Redemption Date”), the Corporation shall redeem all outstanding shares of Series B without any requirement of any notice to such holders at a price per share equal to the Applicable Redemption Price plus any accrued and unpaid dividends; provided that any such redemption will only be paid to the extent that the aggregate Applicable Redemption Price in respect of all shares of Series B does not exceed the Maximum Distribution at such time.  If, on the Mandatory Redemption Date, the Corporation does not have sufficient ZD Available Assets to pay the aggregate Applicable Redemption Price with respect to all shares of Series B then outstanding, the Corporation shall redeem such number of shares of Series B with respect to which there are sufficient ZD Available Assets therefor, pro rata among all holders of Series B, and thereafter, the Corporation shall pay the Applicable Redemption Price with respect to any shares of Series B for which payment has not been made on the Mandatory Redemption Date on the first day on which it has sufficient ZD Available Assets therefor.

(b) Optional Redemption.  So long as a sum sufficient for the payment thereof has been set aside, the Corporation, at the option of the Board of Directors, may redeem all but not less than all of the shares of Series B at the time outstanding, at any time prior to the Mandatory Redemption Date, upon notice as provided in this Section 6 at a price per share equal to the Applicable Redemption Price plus any accrued and unpaid dividends.

(c) Notice.  Notice of any optional redemption of Series B shall be mailed by first class mail, postage prepaid, addressed to the holders of record of Series B at their respective last addresses appearing on the books of the Corporation.  Such mailing shall be at least 10 days and not more than 60 days before the date fixed for repayment or redemption, as the case may be.  Any notice mailed as provided in this Section 6(c) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series B shall not affect the validity of the proceedings for the redemption of any shares of Series B.

(d) Effectiveness of Redemption.  If notice of redemption has been duly given if required by this Section 6, and if all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the benefit of the holders of Series B, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares of Series B called for redemption shall cease to be outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except the right of the holders thereof to receive the amount payable on such redemption.  Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

Section 7. Voting and Other Rights.

(a) Voting Rights.  Except as expressly required by law and the next sentence, the Series B shall have no voting rights either as a separate class or series together with any other class or series of capital stock.  The Corporation will not, without the written consent or affirmative vote of holders of at least a majority of the then outstanding shares of Series B, amend, alter or repeal (by merger, consolidation or otherwise) any terms or provisions of this Certificate of Designation so as to affect adversely in any material respect the rights, powers, preferences, limitations or restrictions of the Series B; provided, however, that no such vote or consent of the holders of Series B shall be required under this sentence if provision is made for the redemption of all shares of Series B at the time outstanding at or before the time when such amendment, alteration or repeal is to take effect or when such merger or consolidation is to take effect, as the case may be; and provided, further, that if any such amendment, alteration or repeal would affect adversely the voting powers, preferences or special rights of Series B and any other series of the Preferred Stock similarly entitled to vote upon the matters specified herein in substantially the same manner, it shall be sufficient if the holders of Series B and all such other series so adversely affected vote thereon together as a single class, regardless of series.  None of the following will be deemed to adversely affect such rights, powers, preferences, limitations or restrictions: (i) increases in the amount of the authorized Common Stock or Preferred Stock; (ii) increases or decreases in the number of shares of any Senior Stock, Parity Stock or Junior Stock; (iii) the authorization, creation and issuance of other classes or series of capital stock (or securities convertible or exchangeable into such capital stock) which is Senior Stock, Parity Stock or Junior Stock; or (iv) consummation of a binding share exchange, a reclassification involving Series B or a merger or consolidation of the Corporation with or into another entity; provided (A) the Series B remains outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity (or its ultimate parent); and (B) the Series B remaining outstanding or the new preferred securities, as the case may be, have such powers, preferences and special rights as are not materially less favorable to the holder thereof than the powers, preferences and special rights of Series B, taken as a whole.

(b) Other Rights.  The shares of Series B shall not have any other voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein.

Section 8. Determinations of the Board of Directors of the Corporation.  The determination by the Board of Directors of the Corporation of any matter herein that is to be determined in the “sole good faith judgment” of the Board of Directors of the Corporation shall be conclusive and binding on the holders of the Series B absent manifest error.

Section 9. Relationship with the ZD Group. The ZD Group shall be managed under the direction of the Board of Directors of the Corporation.  The Board of Directors shall owe the same fiduciary duties to holders of the Series B that it owes to holders of the Corporation’s capital stock as a general matter.  It will be the policy of the Board of Directors that all matters as to which the holders of the Series B and the Common Stock may have potentially divergent interests shall be resolved in a manner that the Board of Directors determines in its good faith judgment to be in the best interests of the Corporation and the holders of the Corporation’s capital stock (including holders of the Series B) as a whole, after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the Series B and the separate classes of capital stock of the Corporation.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its Vice President, General Counsel and Secretary on December 30, 2013.

J2 GLOBAL, INC.

By:	/s/ Jeffrey D. Adelman
Name: Jeffrey D. Adelman
Title: Vice President, General Counsel and Secretary

[Signature Page to Certificate of Designation – Series B]